Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333 86879) and related Prospectus of GATX Capital Corporation for the registration of $500,000,000 Senior and Subordinated Debt Securities and to the incorporation by reference therein of our report dated January 22, 1999, with respect to the consolidated financial statements of GATX Capital Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Francisco, California
September 20, 1999